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                                                                    EXHIBIT 23.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




Board of Directors
Lakes Entertainment, Inc.
Minnetonka, Minnesota

We consent to the incorporation by reference in the registration statements of Lakes Entertainment, Inc. on Forms S-8 (File Nos. 333-77247, 333-77249, 333-77591 and 333-116674) of our reports dated February 17, 2006, included in this Annual Report on Form 10-K, on the consolidated financial statements of Lakes Entertainment, Inc. and Subsidiaries as of and for the year ended, and on management's assessment of and on the effectiveness of internal control over financial reporting as of, January 1, 2006.


/s/ Piercy Bowler Taylor & Kern


Piercy, Bowler, Taylor & Kern, Certified Public Accountants and Business Advisors a Professional Corporation
Las Vegas, Nevada


March 3, 2006